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                                                                  EXHIBIT 11 (1)

                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                     Period Ended            Period Ended
                                                  September 30, 1999      September 30, 1998
                                                     Three Months            Three Months
Weighted average number of share outstanding           18,483,672           18,482,440

Total common and common equivalent shares              20,100,339           19,919,107

Net Income for the period                             $   667,817          $   255,906

Weighted average number of share outstanding           18,483,672           18,482,440

Earnings per share - basic                            $      0.04          $      0.01

Net Income for the period                             $   667,817          $   255,906

Total common and common equivalent shares              20,100,339           19,919,107

Earnings per share - fully diluted                    $      0.03          $      0.01

Earnings per share:

Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.